Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Red Cat Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(c)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, $0.001 par value per share	457(c)	(1)	(1)	(1)	(2)	(2)
	Equity	Warrants	457(c)	(1)	(1)	(1)	(2)	(2)
	Other	Units	457(c)	(1)	(1)	(1)	(2)	(2)
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(1)	$300,000,000	0.00015310	$45,930.00
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$300,000,000		45,930.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$45,930.00

(1)	An indeterminate number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder.

(2)	The proposed maximum offering price per security for the primary offering will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.